Exhibit 99.2

September 14, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS BOARD MEMBER JOE BEVERLY ANNOUNCES RETIREMENT

THOMASVILLE, GA —Flowers Foods said today that Joe Beverly, age 74, will retire from the company’s board of directors on May 26, 2016 at the expiration of his current term. Beverly, chairman emeritus of Commercial Bank and retired vice chairman of the board of directors of Synovus Financial Corporation, has served as a director of Flowers Foods and its predecessor company, Flowers Industries, since 1996.

“Flowers has been fortunate to have Joe Beverly as a board member for almost 20 years,” said George E. Deese, Flowers Foods’ chairman of the board. “Joe’s financial expertise, deep intellect, and business acumen have benefited our company and the board of directors. We are pleased that we will continue to have Joe’s input through the remainder of his term as a director and we wish him well as he retires next year.”

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2014 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Marta Jones Turner (229) 227-2348; Media Contact: Paul Baltzer (229) 227-2380

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